UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Liquidmetal Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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30452 Esperanza

Rancho Santa Margarita, California  92688

NOTICE OF

2009 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 14, 2009

To the Stockholders of Liquidmetal Technologies, Inc.:

You are cordially invited to attend the annual meeting of stockholders of Liquidmetal Technologies, Inc., which will be held at the Courtyard Marriott, 27492 Portola Parkway, Foothill Ranch, California, on Tuesday, July 14, 2009, at 9:00 a.m., local time, for the following purposes:

1.               To vote upon a proposal to amend our Certificate of Incorporation to increase our authorized shares of common stock;

2.               To vote upon a proposal to amend our Certificate of Incorporation to provide for the establishment of a five-member board of directors, the election of directors by a class vote, and the voting of our Class A Preferred Stock on an as-converted basis together with the common stock as a single class;

3.               To elect five directors to serve one-year terms; and

4.               To transact any other business as may properly come before the annual meeting.

Stockholders of record at the close of business on June 5, 2009, will be entitled to vote at the annual meeting.  Information relating to the matters to be considered and voted on at the annual meeting is set forth in the proxy statement accompanying this notice.  A copy of our annual report for 2008 also is enclosed.

Please read the proxy statement and vote your shares as soon as possible.  To ensure your representation at the annual meeting, please complete, date, sign, and return the enclosed proxy, even if you plan to attend the annual meeting.  A proxy and a self-addressed stamped envelope are enclosed.  If you attend the annual meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Larry Buffington
President and Chief Executive Officer

June [    ], 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 14, 2009

The proxy statement, proxy card, and annual report to stockholders are available at www.liquidmetal.com.

PRELIMINARY COPY

30452 ESPERANZA

RANCHO SANTA MARGARITA, CALIFORNIA  92688

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the board of directors of Liquidmetal Technologies, Inc. (“Liquidmetal” or the “Company”) for the annual meeting of stockholders to be held at the Courtyard Marriott, 27492 Portola Parkway, Foothill Ranch, California, on Tuesday, July 14, 2009, at 9:00 a.m., local time, or any adjournment or postponement of the annual meeting.

If the accompanying proxy form is completed, signed, dated, returned to us, and not revoked, the shares represented by the proxy will be voted at the annual meeting as directed by the stockholder on the proxy.  The giving of the proxy does not affect the right to vote in person if the stockholder attends the annual meeting.  The stockholder may revoke the proxy at any time prior to the voting of the shares represented by the proxy.

This proxy statement, the accompanying proxy, and our annual report for the year ended December 31, 2008, are first being mailed on or about June 19, 2009, to stockholders entitled to vote at the annual meeting.

Pursuant to, and in accordance with, the rules of the Securities and Exchange Commission, where allowed, we are delivering only one copy of this proxy statement and our annual report to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.  Upon written or oral request, we will promptly deliver a separate copy of this proxy statement and our annual report to any stockholder at a shared address to which a single copy of the document was delivered.  If you are a stockholder residing at a shared address and would like to request an additional copy of this proxy statement or our annual report now or with respect to future mailings (or to request to receive only one copy of this proxy statement and our annual report if you are currently receiving multiple copies), then please call or write Liquidmetal Technologies, Inc., Attention: Investor Relations at 30452 Esperanza, Rancho Santa Margarita, California  92688; telephone number (949) 635-2120.

VOTING RIGHTS AND SOLICITATION

Voting

The record date for the annual meeting is June 5, 2009.  Only stockholders of record as of the close of business on the record date are entitled to receive notice of the annual meeting and to vote at the annual meeting.  As of the record date, we estimate approximately 45,370,855 shares of common stock will be outstanding and entitled to vote at the annual meeting.  Each share of common stock is entitled to one vote.

Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the annual meeting, who will also determine whether a quorum is present for the transaction of business.  Our bylaws provide that a quorum is present if the holders of a majority of the issued and outstanding shares entitled to vote at the meeting are present in person or represented by proxy.  Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present.  Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”).  Abstentions and broker non-votes are not counted in determining whether a proposal has been approved.

Under Delaware law, if a quorum exists, directors are elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting and entitled to vote in the election.  Accordingly, the five nominees receiving the highest number of affirmative votes of the votes represented at the annual meeting will be elected as directors.

Proxies

Whether or not you are able to attend the annual meeting, you are urged to complete and return the enclosed proxy card, which is solicited by the board of directors and which will be voted as you direct on your proxy card when properly completed.  In the event no directions are specified, such proxies will be voted for the approval of the proposals described in the accompanying notice and this proxy statement and in the discretion of the proxy holders as to other matters that may properly come before the annual meeting.  You may revoke or change your proxy at any time before the annual meeting.  To do this, send a written notice of revocation or another signed proxy card with a later date to our Secretary at our principal executive offices before the beginning of the annual meeting.  You may also revoke your proxy by attending the annual meeting and voting in person.

Solicitation of Proxies

Proxies solicited by this proxy statement may be exercised only at the annual meeting and any adjournment of the annual meeting and will not be used for any other meeting.  Proxies solicited by this proxy statement will be returned to our Secretary and will be tabulated by an inspector of elections designated by our board of directors who will not be employed by us.

We will bear the entire cost of solicitation of proxies by mail on behalf of the board of directors.  Proxies also may be solicited by personal interview or by telephone by directors, officers, and other employees of our company without additional compensation.  We also have made arrangements with brokerage firms, banks, nominees, and other fiduciaries to forward proxy solicitation materials for shares of common stock held of record to the beneficial owners of such shares.  We will reimburse such record holders for their reasonable out-of-pocket expenses.

Annual Report

Our annual report for the year ended December 31, 2008 has been mailed with this proxy statement and the notice of annual meeting to all stockholders entitled to notice of and to vote at the annual meeting.  Our annual report is not incorporated into this proxy statement and is not considered proxy soliciting material.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1:

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK

After careful consideration, our board of directors has proposed an amendment to Article IV of our Certificate of Incorporation to increase the number of shares of our common stock that we are authorized to issue (the “First Proposed Charter Amendment”).  The First Proposed Charter Amendment would increase the total number of shares of capital stock that we are authorized to issue to three hundred ten million (310,000,000), of which three hundred million (300,000,000) shall be common stock, par value $0.001 per share, and ten million (10,000,000) shall be preferred stock, par value $0.001 per share.   No increase in the authorized number of shares of preferred stock is being proposed.

Purpose of Increasing Number of Authorized shares of Common Stock

As of the record date, we had a total of 45,370,855 shares of common stock outstanding and 3,101,002 shares of Series A Preferred Stock outstanding.  Such shares of Series A Preferred Stock are convertible into an aggregate of 84,113,682 shares of common stock.  We also have outstanding convertible notes and warrants to purchase an aggregate of 68,507,787 shares of common stock and shares reserved under option plans for directors, officers, consultants and employees to purchase an aggregate of 7,827,782 shares of common stock.  We therefore need to increase our authorized shares of common stock above the current amount of 100,000,000 shares in order to fulfill our outstanding obligations.

On May 1, 2009, the Company completed a financing transaction (the “Transaction”) whereby aggregate cash of $2.5 million and principal and accrued interest of $20.6 million due under the previously issued 8% Convertible Subordinated Notes due January 2010 (the “Prior Notes”) were exchanged for 500,000 shares of convertible Series A-1 Preferred Stock with an original issue price of $5.00 per share, 2,625,002 shares Series A-2 Preferred Stock with an original issue price of $5.00 per share, and $7.5 million of new 8% Senior Secured Convertible Subordinated Notes due January 2011 (the “Exchange Notes”).  The Transaction was consummated pursuant to a Securities Purchase and Exchange Agreement, dated May 1, 2009 (the “Securities Purchase Agreement”), that we entered into with the exchanging note holders and investors (collectively, the “Buyers”).  The Securities Purchase Agreement gives the Buyers option to subscribe for an additional 1,000,000 shares of Series A-1 preferred stock at $5.00 per share at any time prior to six months from the closing date (the “Series A-1 Option”).

The Exchange Notes are due January 3, 2011 and bear interest at an annual rate equal to 8%, with interest payable in October and April in cash or, at the Company’s option, in the form of additional notes (in which case the interest rate will be 10%).  Both of the Series A-1 and Series A-1 Preferred Stock accrue cumulative dividends at an annual rate of 8%, which is payable semi-annually. Beginning on the second anniversary of the initial issuance, the dividend will increase to 10%.  The dividends are payable in cash or in kind by the issuance of the Company of additional preferred stock, only when and as declared by the Company’s Board of Directors.

The Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Exchange Notes are convertible into the Company’s common stock at conversion price of $0.10, $0.22, and $0.60 per common share, respectively.  In the Transaction, the Company issued warrants to purchase 3,125,007 shares and 42,329,407 shares of the Company’s common stock at an exercise of $0.60 and $0.50 per share to the Buyers, respectively.  The warrants will expire in January 2012.  Further, the exercise of the Series A-1 Option will require issuance of up to an additional 50,000,000 shares of common stock.  The conversion prices and the number of common stock issuable under the Series A Preferred Stock, Exchange Notes and warrants are subject to adjustments for ant-dilution purposes.

Our Securities Purchase Agreement requires that we increase our authorized shares of common stock to 300,000,000 shares by August 31, 2009.  If we are not in compliance with this requirement by August 31, 2009, the holders of the preferred stock and convertible notes may require us to redeem all or any portion of the holders’ preferred stock and convertible notes.  We do not have the cash required to repay such amounts.  If this proposal to increase our authorized shares does not pass, we will be at risk that holders of the preferred stock and convertible notes will put us in default, charge us interest at default interest rates and possibly seize and sell our assets.

Except as disclosed herein, we have no plans, proposals or arrangements, written or otherwise, to issue any shares of our common stock.

General Corporate Purposes

In addition to the reasons set forth above, the board of directors believes that the proposed increase is desirable so that, as the need may arise, we will have more financial flexibility and be able to issue additional shares of common stock without the expense and delay associated with a special shareholders’ meeting, except where shareholder approval is required by applicable law.  The additional shares of common stock might be used, for example, in connection with an expansion of our business through investments or acquisitions, sold in a financing transaction or issued under an employee stock option, savings or other benefit plan or in a stock split or dividend to shareholders.  The board of directors does not intend to issue any shares except on terms that it considers to be in the best interests of the company and its shareholders.

The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock.  If and when issued, these shares would have the same rights and privileges as the shares of common stock presently outstanding.  No holder of common stock has any preemptive rights to acquire additional shares of the common stock.

The issuance of additional shares could reduce existing shareholders’ percentage ownership and voting power in our company and, depending on the transaction in which they are issued, could affect the per share book value or other per share financial measures.

Potential Anti-Takeover Effects

Although the First Proposed Charter Amendment is not intended to be an anti-takeover measure, shareholders should note that, under certain circumstances, the additional shares of common stock could be used to make any attempt to gain control of our company or the board of directors more difficult or time-consuming.  Any of the additional shares of common stock could be privately placed with purchasers who might side with the board of directors in opposing a hostile takeover bid.  It is possible that such shares could be sold with or without an option, on our part, to repurchase such shares, or on the part of the purchaser, to put such shares to us.

The amendment to increase the authorized shares of common stock might be considered to have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of our capital stock, to acquire control of us, since the issuance of the additional shares of common stock could be used to dilute the stock ownership of a person or entity seeking to obtain control and to increase the cost to a person or entity seeking to acquire a majority of the voting power of our company.  If so used, the effect of the additional authorized shares of common stock might be (i) to deprive shareholders of an opportunity to sell their stock at a temporarily higher price as a result of a tender offer or the purchase of shares by a person or entity seeking to obtain control of us or (ii) to assist incumbent management in retaining its present position.

Text of First Proposed Charter Amendment

Article IV of our Certificate of Incorporation is proposed to be amended to read as follows:

“The Corporation shall have authority to issue Three Hundred Ten Million (310,000,000) shares of capital stock, consisting of Three Hundred Million (300,000,000) shares of common stock, $0.001 par value per share  (the “Common Stock”), and Ten Million (10,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”), of which One Million Eight Hundred Seventy-Five Thousand (1,875,000) shares are hereby designated as “Series A-1 Preferred Stock” and Three Million Two Hundred Eighty-One Thousand Two Hundred Fifty-Three (3,281,253) shares are hereby designated as “Series A-2 Preferred Stock.”  The Preferred Stock authorized by the Certificate of Incorporation, as amended, may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them.  The voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions of the Series A-1 Preferred Stock and Series A-2 Preferred Stock (collectively, the “Series A Preferred Stock”) are set forth in a Certificate of Designation, Preferences, and Rights previously filed by the Corporation with the Secretary of State of Delaware on May 1, 2009 (the “Series A Certificate of Designation”).”

Vote Required for Approval

The First Proposed Charter Amendment must be approved by both (1) the holders of a majority of the shares of common stock outstanding on the record date voting as a separate class and (2) the holders of a majority of the shares of common stock and Series A Preferred Stock (voting on an as-converted into common stock basis) outstanding on the record date voting together as a single class.  Thereafter, the First Proposed Charter Amendment will not become effective until the filing thereafter of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of the State of Delaware, which filing is expected to take place shortly after the annual meeting.  If the First Proposed Charter Amendment is not approved by the shareholders, then the language pertaining to this Proposal 1 will not be included in the Certificate of Amendment filed with the Secretary of the State of Delaware.

Our board of directors recommends that the shareholders vote “FOR” adoption of the First Proposed Charter Amendment.

PROPOSAL 2:

AMENDMENT TO OUR CERTIFICATE OF INCORPORATION

PROVIDING FOR THE ESTABLISHMENT OF A FIVE-MEMBER BOARD OF DIRECTORS,

THE ELECTION OF DIRECTORS BY A CLASS VOTE, AND

THE VOTING OF THE CLASS A PREFERRED ON AN-AS CONVERTED BASIS TOGETHER WITH THE COMMON STOCK AS A SINGLE CLASS

After careful consideration, our board of directors has proposed an amendment to Article VIII of our Certificate of Incorporation to provide for the establishment of a five-member board of directors, the election of directors by a class vote, and the voting of the Class A Preferred Stock on an as-converted basis together with the common stock as a single class (the “Second Proposed Charter Amendment”).

The Second Proposed Charter Amendment provides that, for as long as least 25% of the number of shares of Series A Preferred Stock issued on May 1, 2009 are outstanding, the Company’s board of directors would consist of five members, of which two directors would be elected by a class vote of the Company’s outstanding shares of Series A Preferred Stock, two directors would be elected by a class vote of the Company’s outstanding shares of Common Stock, and the fifth director would be elected by the holders of the Company’s common stock and Series A Preferred Stock voting together as a single class.  The Second Proposed Charter Amendment also provides that, on all other matters being voted upon by shareholders, the holders of the Series A Preferred Stock would have the right to vote together with the holders of the Company common stock, with the holders of the Series A Preferred Stock being entitled to a number of votes equal to the number of shares of common stock into which such preferred shares are then convertible.

Purpose of Second Proposed Charter Amendment

The provisions of the Second Proposed Charter Amendment were specifically negotiated by the Company and the Buyers in the Transaction in order to facilitate the completion of the Transaction and as an inducement to the Buyers to enter into the Transaction.  The Securities Purchase Agreement requires that we obtain approval of the Second Proposed Charter Amendment by August 31, 2009.  If we are not in compliance with this requirement by August 31, 2009, the holders of our preferred stock and convertible notes may require us to redeem all or any portion of the holders’ preferred stock and convertible notes.  We do not have the cash required to repay such amounts.  If this proposal does not pass, we will be at risk that holders of the preferred stock and convertible notes will put us in default, charge us interest at default interest rates and possibly seize and sell our assets.

Potential Anti-Takeover Effects

Although the Second Proposed Charter Amendment is not intended to be an anti-takeover measure, shareholders should note that, under certain circumstances, the provision of class voting for directors could be used to make any attempt to gain control of our company or the board of directors more difficult or time-consuming.  Any party wishing to take over the Company would find it more difficult to elect directors, and this may have the result of depriving the common stockholders of a higher market price that might be commanded if an independent third-party was able to acquire control of the board.  In addition, the voting of Series A Preferred Stock together with common stock as a single class on other matters could be used to make it more difficult for the holders of the common stock to block certain actions that disproportionately or uniquely affect them.  Based on share ownership on the record date, the holders of the Company’s Series A Preferred Stock would possess 65% of the total number of votes held by the common stock and Series A Preferred Stock as a single class.

Text of Second Proposed Charter Amendment

Article VIII of our Certificate of Incorporation is proposed to be amended to read as follows:

“(a)         Directors — General.  Subject to Section (b) below, the number of directors of the Corporation shall be determined by resolution of the Board of Directors.  Elections of directors need not be by written ballot, unless the Bylaws of the Corporation shall so provide.

(b)           Series A Directors and Common Directors.     Notwithstanding the foregoing, for as long as at least 25% of the number of shares of Series A Preferred Stock issued on May 1, 2009 (the initial issuance date of the Series A Preferred Stock) are outstanding, the Board of Directors of the Company shall consist of five (5) members.  In any election of directors taking place after May 1, 2009, as long as at least 25% of the number of shares of Series A Preferred Stock issued on May 1, 2009 are outstanding, (i) the holders of the Series A Preferred Stock, voting as a separate class, shall have the right to elect two of the members of the Corporation’s Board of Directors, (ii) the holders of the Common Stock, voting as a separate class, shall have the right to elect two of the members of Company’s Board of Directors (the “Common Directors”), and (iii) the holders of the Common Stock and the holders of the Series A Preferred Stock, voting together as a single class (with the holders of Preferred Stock voting on an as converted to Common Stock basis as described in the last sentence of this Section (b)), shall have the right to elect one of the members of the Company’s Board of Directors.

In addition to any class voting rights provided by law and the Certificate of Incorporation, and subject to the first paragraph of this Section (b), the holders of Series A Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote, at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner of the holders of the Common Stock; provided, however, that the holders of Series A Preferred Stock shall not have the right to vote on the election of the Common Directors. With respect to the voting rights of the holders of the Series A Preferred Stock pursuant to the preceding sentence, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Series A Preferred Stock held by such holder on the record date for the determination of shareholders entitled to vote at such meeting or the effective date of such written consent (after taking into account the conversion limitation set forth in Section 4M(1) of the Series A Certificate of Designation but disregarding the conversion limitation set forth in Section 4M(2) of the Series A Certificate of Designation), and shall have voting rights and powers equal to the voting rights and powers of the Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company.”

Vote Required for Approval

The Second Proposed Charter Amendment must be approved by both (1) the holders of a majority of the shares of common stock outstanding on the record date voting as a separate class and (2) the holders of a majority of the shares of common stock and Series A Preferred Stock (voting on an as-converted into common stock basis) outstanding on the record date voting together as a single class.  Thereafter, the Second Proposed Charter Amendment will not become effective until the filing thereafter of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of the State of Delaware, which filing is expected to take place shortly after the annual meeting.  If the Second Proposed Charter Amendment is not approved by the shareholders, then the language pertaining to this Proposal 2 will not be included in the Certificate of Amendment filed with the Secretary of the State of Delaware.

Our board of directors recommends that the shareholders vote “FOR” adoption of the Second Proposed Charter Amendment.

PROPOSAL 3:

ELECTION OF DIRECTORS

Our bylaws currently provide that our board of directors shall be divided into three classes, as nearly equal in number as possible, with each class serving three-year terms expiring at the third annual meeting of stockholders after their elections or until their respective successors have been elected and qualified.  On June 5, 2009, our board of directors voted to amend our bylaws to eliminate the staggering of the terms of office of our directors effective as of the date of the annual meeting.  Therefore, from and after the date of the annual meeting, our directors will be elected annually for a term of one year each.

In connection with the Transaction and as required by the Securities Purchase Agreement, all of the directors of the Company, other than John Kang and Robert Biehl, resigned from the Company’s board of directors as of the closing date of the Transaction, and in contemplation of the changes contemplated by the Second Proposed Charter Amendment, Abdi Mahamedi and Iraj Azarm were elected to the board.  The Securities Purchase Agreement further provided that an additional nominee, William Scott, will be nominated as a fifth director at the annual meeting.

Accordingly, at the annual meeting, five directors are to be elected, each to serve a one-year term expiring at the following annual meeting after their election or until a successor is elected and qualified.  The board of directors has nominated each of the existing directors, Messrs. Mahamedi, Azarm, Kang, and Biehl,  for reelection to the board of directors at the annual meeting and has nominated Mr. Scott to join the board as the fifth member.  Each person nominated for election has agreed to serve if elected, and the board of directors has no reason to believe that any nominee will be unavailable or will decline to serve.  In the event, however, that any nominee is unable or declines to serve as a director at the time of the annual meeting, the persons designated as proxies will vote for any nominee who is designated by our current board of directors to fill the vacancy.

The Second Proposed Charter Amendment provides that our board of directors will be fixed at five members, which will be divided into three classes: two directors elected by Series A preferred stockholders (“Series A Directors”); two directors elected by common stockholders (the “Common Directors”); and one director elected by Series A preferred stock and common stock holders voting as a single class (the “General Director”).  Mr. Mahamedi and Mr. Scott are anticipated to be Series A Directors, Mr. Kang and Mr. Biehl are anticipated to be Common Directors, and Mr. Arzarm is anticipated to be a General Director.  However, because the Second Proposed Charter Amendment, if approved, would not be effective until after the annual meeting, the director nominees will not be elected by the foregoing voting classes at the annual meeting and will instead be elected by the shareholders generally.

Accordingly, at the annual meeting, directors will be elected by a plurality of the votes cast (assuming a quorum is present at the annual meeting), meaning that the five nominees receiving the highest number of affirmative votes of the votes represented at the annual meeting will be elected as directors.

Our board of directors recommends the following nominees for election as directors and urges each stockholder to vote “FOR” the nominees.

Name	Age	Principal Occupation and Other Information

Abdi Mahamedi	47

Abdi Mahamedi has served as director since April 2009. Since 1987, Mr. Mahamedi has served as the President and Chief Executive Officer of Carlyle Development Group of Companies (“CDG”), which develops and manages residential and commercial properties in the United States on behalf of investors worldwide.  At CDG, Mr. Mahamedi evaluates and supervises all of the investment activities and management personnel.  Prior to joining CDG, Mr. Mahamedi founded Emanuel Land Company, a subsidiary of Emanuel & Company, a Wall Street investment banking firm, and served as a managing director for Emanuel Land Company from 1986 to 1987.  In 1983, Mr. Mahamedi received his B.S.E. degree in Civil and Structural Engineering from the University of Pennsylvania, and in 1984 he received his M.S.E. degree in Civil and Structural Engineering from the University of Pennsylvania.

William Scott Jr. Ph.D	67

William Scott Jr. Ph.D was nominated as director in April 2009. Since 2007, Mr. Scott has served as the treasurer and chair of the Board of Governors of Acta Materialia, Inc. From 1983 to 2004, Dr. Scott served as the technical director with ASM International.  In 1968, Dr. Scott received a Ph.D in Materials Science and Engineering from the University of Pennsylvania, and in 1963, Dr. Scott received his B.S. in Metallurgical Engineering from Lafayette College.

John Kang	45

John Kang has been a director of our company since 1994. From December 1994 to June 2001, he served as Chairman of our board of directors in various capacities. From June 2001 until December 30, 2005, Mr. Kang served variously as our Chief Executive Officer and President. From July 1996 to September 2000, Mr. Kang served variously as Chief Executive Officer, President, and director of Medical Manager Corporation, a public company traded on the Nasdaq National Market until its sale in September 2000 to WebMD Corporation. From 1988 to 1995, he was Chairman of the board of directors of Clayton Group, Inc., a private company engaged in the distribution of waterworks equipment. Mr. Kang received a B.A. degree in Economics from Harvard College in 1985. On December 15, 2005, an indictment naming as defendants ten former officers and directors of Medical Manager Corporation, including our Chairman, John Kang, was filed in the United States District Court for the District of South Carolina (Beaufort Division). Medical Manager Corporation was a publicly traded company in which Mr. Kang was formerly the

President and Chief Executive Officer. Mr. Kang was charged in counts for conspiracy to commit securities fraud, conspiracy to commit mail fraud and conspiracy to launder money instruments relating to a series of acquisitions that were made by Medical Manager during the years 1996 through 2003, the accounting practices of Medical Manager during that time frame, and the filing of various financial statements during that time frame. Although the indictment is unrelated to Mr. Kang’s services as a director and officer of our company, Mr. Kang resigned as our President and Chief Executive Officer on December 30, 2005; however, he continues to serve as Chairman of the board of directors of our company and continues to work for us on a full-time basis. Mr. Kang has pled “not guilty” to the indictment and plans to contest the charges vigorously.

Robert Biehl	62

Robert Biehl has served as a director since January 2005. Mr. Biehl is an executive mentor. In 1976, he founded Masterplanning Group International. As President, he has personally consulted with over 400 clients ranging from start up to multi-billion dollar organizations. He has published 20 books in the area of personal and organizational development. He is a frequent key note speaker at various conferences. Prior to starting Masterplanning Group, Mr. Biehl was an executive staff member of World Vision International where he designed and developed the Love Loaf Program, which has raised millions of dollars for hunger worldwide. Mr. Biehl received his B.A. degree in psychology and a Masters Degree in Counseling from Michigan State University.

Iraj Azarm	70

Iraj Azarm has served as director since April 2009. Since 1987, Mr. Azarm has served as the Comptroller of CDG, where he directs the day to day activities of the company and acts as the liaison for investors and the firm’s institutional lenders. In 1963, Mr. Azarm received degrees in Mechanical Engineering and Economics from the University of California at Berkeley.

BOARD OF DIRECTORS

Board Meetings and Director Independence

During 2008, our board of directors held 13 meetings. All directors attended at least 75% of the meetings of the board and of the committees on which they served during 2007.  The board of directors also took certain actions by unanimous written consent in lieu of a meeting, as permitted by Delaware law.  In addition, the independent directors met in executive session periodically in 2008.

We did not hold an annual stockholders meeting during 2008, and our company has not established a policy with regard to the attendance of board members at annual stockholders meetings.

Our board of directors presently has four members, and biographical information regarding these directors (all of whom are director nominees) is set forth above under the caption “PROPOSAL 3: ELECTION OF DIRECTORS.”  Our board has determined that one of its current members, Mr. Biehl, is an “independent director” as defined under the rules of the NASDAQ Stock Market, Inc. and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934.  The board has also determined that Mr. Scott will be an “independent director” if elected to the board of directors.

Board Committees

The board of directors has established the following standing committees whose responsibilities are summarized as follows:

Audit Committee.  Our board of directors has an Audit Committee that was comprised of Dean Tanella and Robert Biehl during 2008.  Mr. Tanella qualified as “audit committee financial expert” as defined by the regulations of the Securities and Exchange Committee.  All of the members of the Audit Committee during 2008 were “independent directors,” as defined by the rules applicable to members of the Audit Committee.  Mr. Biehl became the sole remaining member of the audit committee after the resignation of Mr. Tanella in April 2009.  The board of directors will appoint an additional member to the Audit Committee shortly after the annual meeting of the shareholders.

The Audit Committee is responsible for reviewing the independence, qualifications, and activities of our independent certified accountants and our financial policies, control procedures, and accounting staff.  The Audit Committee is also responsible for the review of transactions between us and any officer, director, or entity in which an officer or director of our company has a material interest.

During 2008, the Audit Committee held four meetings. The Audit Committee is governed by a written charter approved by the board of directors.  A copy of the Audit Committee’s charter is posted on the Company’s website at www.liquidmetal.com in the “Investors” section of the website.

Compensation Committee.  The Compensation Committee was comprised of CK Cho and Robert Biehl during 2008.  All of the members of the 2008 Compensation Committee are “independent directors,” as defined by the rules applicable to members of the Compensation Committee.  The Compensation Committee is responsible for establishing the compensation of our senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits.  The Compensation Committee also administers our equity incentive plans.  Mr. Biehl became the sole remaining member of the Compensation Committee after the resignation of Mr. Cho in April 2009. The board of directors will appoint an additional member to the Compensation Committee shortly after the annual meeting of the shareholders.

During 2008, the Compensation Committee held one meeting. The Compensation Committee is governed by a written charter approved by the board of directors.  A copy of the Compensation Committee’s charter is posted on the Company’s website at www.liquidmetal.com in the “Investors” section of the website.

The Compensation Committee works with the Chairman of the Board and Chief Executive Officer and reviews and approves compensation decisions regarding senior management including compensation levels and equity incentive awards.  The Compensation Committee also reviews and recommends to the full Board for its review and approval, the cash and equity incentive awards for the Chief Executive Officer, Chairman of the Board, non-employee directors, the Lead Director and Board committee chairs.    The Compensation Committee has the power and authority to conduct or authorize studies, retain independent consultants, accountants or others, and obtain unrestricted access to management, the Company’s internal auditors, human resources and accounting employees and all information relevant to its responsibilities.

Corporate Governance and Nominating Committee.  A Corporate Governance and Nominating Committee was formed on February 18, 2003, and during 2008 it was comprised of Dean Tanella and Robert Biehl.  All members of the 2008 Corporate Governance and Nominating Committee are “independent directors,” as defined by the rules applicable to members of the Committee. The Committee is generally responsible for adopting policies, procedures, and practices designed to help ensure that our corporate governance policies, procedures, and practices continue to assist the board and our management in effectively and efficiently promoting the best interests of our stockholders. The Committee is also responsible for selecting and recommending for approval by our board of directors and our stockholders a slate of director nominees for election at each of our annual meetings of stockholders, and otherwise for determining the board committee members and chairmen, subject to board ratification, as well as recommending to the board director nominees to fill vacancies or new positions on the board or its committees that may occur or be created from time to time, all in accordance with our Bylaws and applicable law.  Mr. Biehl became the sole remaining member of the Corporate Governance and Nominating Committee after the resignation of Mr. Tanella in April 2009.  The board of directors will appoint an additional member to the Corporate Governance and Nominating Committee shortly after the annual meeting of the shareholders.

The Corporate Governance and Nominating Committee’s principal functions include:

•	developing and maintaining our corporate governance policy guidelines;

•	developing and maintaining our codes of conduct and ethics;

•	overseeing the interpretation and enforcement of our Code of Conduct and our Code of Ethics for Chief Executive Officer and Senior Financial and Accounting Officers;

•	evaluating the performance of our board, its committees, and committee chairmen and our directors; and

•

selecting and recommending a slate of director nominees for election at each of our annual meeting of the stockholders and recommending to the board director nominees to fill vacancies or new positions on the board or its committees that may occur from time to time.

During 2008, the Corporate Governance and Nominating Committee did not hold any formal meetings. Rather, because the membership of the Corporate Governance and Nominating Committee consisted of the Company’s independent directors, the independent directors performed the functions of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is governed by a written charter approved by the board of directors.  A copy of the Corporate Governance and Nominating Committee’s charter is posted on the Company’s website at www.liquidmetal.com in the “Investors/Corporate Information” section of the website.

In identifying potential independent board candidates with significant senior-level professional experience, the Corporate Governance and Nominating Committee solicits candidates from the board, senior management and others and may engage a search firm in the process.  The Corporate Governance and Nominating Committee reviews and narrows the list of candidates and interviews the final nominees.  The final candidate is also introduced and interviewed by the Board and the Lead Director.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee serves, or has at any time served, as an officer or employee of our company or of any of our subsidiaries.  In addition, none of our executive officers has served as a director or a member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of our company or a member of our Compensation Committee.

Communications with Board of Directors

Stockholders may communicate with the full board or individual directors by submitting such communications in writing to Liquidmetal Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 30452 Esperanza, Rancho Santa Margarita, California 92688.  Such communications will be delivered directly to the board (or to the individual director(s)).

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of May 22, 2009 by:

•                  each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•                  each of our directors;

•                  each of our named executive officers; and

•                  all directors and executive officers as a group.

The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The number of shares shown as beneficially owned in the tables below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 45,257,219 shares of our common stock were issued and outstanding as of May 22, 2009.  Unless otherwise indicated, the address of all directors and named executive officers is 30452 Esperanza, Rancho Santa Margarita, California 92688.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
5% Stockholders
Carlyle Liquid Holdings, LLC 2 Gannett Drive, Suite 201 White Plains, NY 10604	67,798,048		60%
Carlyle Liquid, LLC 2 Gannett Drive, Suite 201 White Plains, NY 10604	15,941,309		26%
Carlyle Holdings, LLC 2 Gannett Drive, Suite 201 White Plains, NY 10604	3,454,782		7%
Jack Chitayat 1836 Camino Del Teatro La Jolla, CA 92037	88,654,364	(1)	66%
Tjoa Thian Song 16 Raffles Quay #B1-14A Hong Leong Building Singapore 0101	4,008,523	(2)	8%
James Kang Hyundai Hyperion Apt. 101-403 Youngsan-Gu, Hannam-Dong Seoul, Korea	6,190,273	(3)	12%

Directors and Named Executive Officers
John Kang	5,134,973	(4)	10%
Robert Biehl	483,544	(5)	1%
Iraj Azarm	30,000	(6)	*
Abdi Mahamedi	88,095,776	(7)	66%
Larry Buffington	100,000	(8)	*
Tony Chung	—	(9)	—
All directors and executive officers as a group (6 persons)	93,844,293		67%

*  Less than one percent.

(1)          Includes:

(a)          773,946 shares issuable pursuant to currently exercisable warrants and 1,320,636 shares issuable pursuant to currently convertible preferred stocks held of record by Atlantic Realty Group, Inc.  Mr. Chitayat has the power to direct the voting and disposition of such shares as the president and a sole shareholder of Atlantic Realty Group, Inc.

(b)         5,313,764 shares issuable pursuant to currently exercisable warrants and 10,627,545 shares issuable pursuant to currently convertible preferred stocks held of record by Carlyle Liquid, LLC.  Mr. Chitayat has shared power to direct the voting and disposition of such shares as the sole shareholder of Atlantic Realty Group, Inc., which is a managing member of Carlyle Liquid, LLC.  Mr. Chitayat disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Carlyle Liquid, LLC.

(c)          22,599,343 shares issuable pursuant to currently exercisable warrants and 45,198,705 shares issuable pursuant to currently convertible preferred stocks held of record by Carlyle Liquid Holdings, LLC.  Mr. Chitayat has shared power to direct the voting and disposition of such shares as the sole shareholder of Atlantic Realty Group, Inc., which is a managing member of Carlyle Liquid Holdings, LLC.  Mr. Chitayat disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Carlyle Liquid Holdings, LLC.

(d)         276,136 shares issuable pursuant to currently exercisable warrants held of record by Mr. Chitayat.

(e)          91,792 shares held of record by a trust established by Mr. Chitayat for his minor children.  Mr. Chitayat continues to beneficially own all such shares.

(2)          3,874,585 of these shares are held of record by a revocable grantor trust established by Mr. Tjoa for himself and his family members.  Mr. Tjoa continues to beneficially own all such shares.

(3)          Also includes 2,877,420 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of May 22, 2009 and includes 969 shares held by James Kang’s minor children.  Does not include the 1,700,000 shares that Mr. Kang has agreed to personally purchase on October 31, 2006 from Innometal Co., Ltd. as an inducement for Innometal to enter into a Settlement Agreement with us.  Innometal agreed to accept these shares in full satisfaction of all of our obligations to them under January 2004 settlement agreement.

(4)          Includes:

(a)          1,752,904 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of May 22, 2009.  Does not include 410,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of May 22, 2009; and

(b)         182,400 shares held by Mr. Kang’s minor children.

(5)          Includes 280,031 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of May 22, 2009.  Does not include 38,000 shares that are issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of May 22, 2009.

(6)          Includes 10,000 shares issuable pursuant to currently exercisable warrants held of record by Mr. Azarm. Does not include 5,313,764 shares issuable pursuant to currently exercisable warrants and 10,627,545 shares issuable pursuant to currently convertible preferred stocks held of record by Carlyle Liquid, LLC.  Mr. Azarm is a 7% shareholder of Carlyle Liquid, LLC and do not possess voting or dispositive power over such shares.

(7)          Includes:

(a)          1,347,700 shares held of record by Carlyle Holdings, LLC.  Mr. Mahamedi has the power to direct the voting and disposition of such shares as the president and a sole shareholder of Carlyle Development Group, Inc, which is a managing member and shareholder of Carlyle Holdings, LLC.

(b)         786,446 shares issuable pursuant to currently exercisable warrants and 1,320,636 shares issuable pursuant to currently convertible preferred stocks held of record by Carlyle Holdings, LLC.  Mr. Mahamedi has the power to direct the voting and disposition of such shares as the president and a sole shareholder of Carlyle Development Group, Inc, which is a managing member and shareholder of Carlyle Holdings, LLC.

(c)          5,313,764 shares issuable pursuant to currently exercisable warrants and 10,627,545 shares issuable pursuant to currently convertible preferred stocks held of record by Carlyle Liquid, LLC.  Mr. Mahamedi has shared power to direct the voting and disposition of such shares as the sole shareholder of Carlyle Development Group, Inc., which is a managing member of Carlyle Liquid, LLC.  Mr. Mahamedi disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Carlyle Liquid, LLC.

(d)         22,599,343 shares issuable pursuant to currently exercisable warrants and 45,198,705 shares issuable pursuant to currently convertible preferred stocks held of record by Carlyle Liquid Holdings, LLC.  Mr. Mahamedi has shared power to direct the voting and disposition of such shares as the sole shareholder of Carlyle Development Group, Inc., which is a managing member of Carlyle Liquid Holdings, LLC.  Mr. Mahamedi disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in Carlyle Liquid Holdings, LLC.

(e)          213,637 shares issuable pursuant to currently exercisable warrants held of record by Mr. Mahamedi.

(8)          Includes 100,000 shares issuable pursuant to outstanding stock options that are exercisable currently or within 60 days of May 22, 2009.  Does not include 400,000 shares issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of May 22, 2009.

(9)          Does not include 200,000 shares issuable pursuant to outstanding stock options that are not exercisable currently or within 60 days of May 22, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year ended December 31, 2008, all of our officers, directors, and greater than 10% stockholders filed with the Securities and Exchange Commission (the “Commission”) on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934, except that (1) Robert Biehl filed a late Form 5 on May 27, 2009 for transactions in January 2008 and December 2008;(2) CK Cho filed a late Form 5 on May 27, 2009 for transactions in January 2008, April 2008, July 2008, and October 2008; (3) Dean Tanella filed a late Form 5 on May 27, 2009 for transactions in January 2008 and December 2008; (4) Patrick Caruana filed a late Form 5 on May 27, 2009 for a transaction in January 2008; and (5) William Johnson filed a late Form 5 on May 27, 2009 for a transaction in January 2008.  We have relied solely upon the written representations of our officers, directors, and greater than 10% stockholders and copies of the reports they have filed with the Commission in providing this information.

EXECUTIVE OFFICERS

Set forth below is a table identifying our executive officers who are not identified under “Proposal 3: Election of Directors.”

Name	Age	Position

Larry Buffington	62	President and Chief Executive Officer

Tony Chung	39	Chief Financial Officer

Larry Buffington was elected by our board of directors to serve as our President and Chief Executive Officer in October 2006.  Mr. Buffington has been serving as a full-time consultant to our company since July 2006.  He is also the president of Buffington Consulting, a consulting firm that Mr. Buffington started in 1997 focusing on the assessment and turnaround of manufacturing operations.  Prior to starting Buffington Consulting, Mr. Buffington was the General Manager of the Communications Products Business Unit of Augat, Inc., a public company with worldwide manufacturing operations in communication, automotive and electronic products.  As of July 2007, Mr. Buffington also serves as the President and Chief Executive Officer of Liquidmetal Coatings, LLC, a majority owned subsidiary of our company.

Tony Chung was elected by our Board of Directors to serve as the Chief Financial Officer in December 2008.  Mr. Chung previously served the Company in various capacities between May of 2004 and January of 2007 including as the Company’s Vice President of Finance, Vice President of Legal and Administration and Director of Finance.  Between November of 2004 and April of 2005, Mr. Chung was the Company’s principal financial officer.  Mr. Chung most recently served as Chief Financial Officer at BETEK Corporation, a real estate and investment subsidiary of SK Engineering and Construction, and as Chief Financial Officer of Solar City, a company providing advanced solar technology and installation services.  From September 1992 to May 2004, Mr. Chung served in a variety of senior finance capacities at various companies including Everdream Corporation, a startup venture specializing in IT outsourcing, and MAI Systems Corporation, a publicly traded company that developed and licensed hotel management software.  Mr. Chung is a Certified Public Accountant and served eight years at KPMG as an Audit and Consulting Manager for several large multinational companies.  He received his B.S. degree in Business Administration from University of California at Berkeley, Haas School of Business in 1992.  Mr. Chung also holds a J.D. degree from Pacific Coast University School of Law which he received in June of 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who served as named executive officers during the last completed fiscal year. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for primarily the last completed fiscal year, but we also describe compensation actions taken before or after the last completed fiscal year to the extent it enhances the understanding of our executive compensation disclosure.

The compensation committee currently oversees the design and administration of our executive compensation program.

The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives in the form of stock options, other benefits and perquisites, post-termination severance and acceleration of stock option vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of reimbursement for certain automobile payments and health insurance benefits. Our philosophy is to position the aggregate of these elements at a level that is commensurate with our size and sustained performance.

Compensation Program Objectives and Philosophy

The objectives of our compensation programs are to:

•                  attract, motivate and retain talented and dedicated executive officers;

•                  provide our executive officers with both cash and equity incentives to further the interests of us and our stockholders; and

•                  provide employees with long-term incentives so we can retain them and provide stability during our growth stage.

Generally, the compensation of our executive officers is composed of a base salary, an annual incentive compensation award and equity awards in the form of stock options. In setting base salaries, the compensation committee reviewed the individual contributions of the particular executive. The management incentive program for 2008 is a discretionary award determined by the compensation committee based on company performance. In addition, stock options are granted to provide the opportunity for long-term compensation based upon the performance of our common stock over time.

For each of our named executive officers, the compensation committee reviews and approves all elements of compensation taking into consideration recommendations from our principal executive officer (for compensation other than his own), as well as competitive market guidance provided at the request of the compensation committee.

We have designed our management incentive program so that bonuses paid thereunder will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). Given the compensation cost to us of awarding stock options under recent accounting pronouncements, we will consider the size and frequency of any future stock option awards under our long-term equity incentive program.

Base Salaries

We provide the opportunity for our named executive officers and other executives to earn a competitive annual base salary. We provide this opportunity to attract and retain an appropriate caliber of talent for the position, and to provide a base wage that is not subject to our performance risk. We review base salaries for our named executive officers annually in January and increases are based on our performance and individual performance. The salary of our principal executive officer is set by our compensation committee.

Cash Incentives

We provide the opportunity for our named executive officers and other executives to earn cash incentive award. We provide this opportunity to attract and retain an appropriate caliber of talent for the position and to motivate executives to achieve our annual business goals. We plan to review cash incentive awards for our named executive officers and other executives annually in March to determine award payments for the last completed fiscal year, as well as to establish award opportunities for the current fiscal year.

Awards are subject to the compensation committee’s discretion and may take into account corporate performance measures, including, but not limited to, revenues, EBITDA and net income. The compensation committee establishes award criteria, generally, as a percentage of annual growth.

For the year ended December 31, 2008, John Kang, our chairman of the board is eligible to receive cash awards under the 2008 management incentive program based on revenue and profit growth.  The awards are subject to final approval by the compensation committee based on overall performance of the company.   There were no such awards declared or paid to our named executive officers during 2008.

In setting the target bonus amounts, our Board took into consideration that our named executive officers have significant equity interests in us through direct ownership of shares or prior option grants, which already provide them with performance incentives.

Equity-Based Compensation.

Our equity-based awards to our executive officers consist principally of stock options granted from time to time under our 2002 Equity Incentive Plan and our 1996 Stock Option Plan.  Stock option grants are based on various factors, including the executive officer’s position, responsibility and tenure, each executive officer’s ability to contribute to our future success, and the other elements of such executive officer’s compensation. Generally, we use equity-based compensation to better align the interests of our executive officers with those of our stockholders.

For our named executive officers, our stock option program is based on grants that are individually negotiated in connection with employment agreements and other grants to our executives. We have traditionally used stock options as its form of equity compensation because stock options provide a relatively straightforward incentive for our executives, result in less immediate dilution of existing shareholders’ interests and, prior to our adoption of SFAS 123(R), resulted in less compensation expense for us relative to other types of equity awards. During 2008, all grants of stock options to our employees were granted with exercise prices equal to or greater than the fair market value of our common stock on the respective grant dates.

We do not time stock option grants to executives in coordination with the release of material non-public information. Our stock options have a 10-year contractual exercise term or 5-year contractual term if the optionee owns more than 10% of voting power of the company. In general, the option grants are also subject to the following post-termination and change in control provisions:

Event	Award Vesting	Exercise Term

Termination by Us Reason Other than Cause, Disability or Death	Forfeit Unvested (1)	3 months from Date of Termination (1)

Disability or Death	Forfeit Unvested	12 months from Date of Termination

Termination for Cause	Forfeit Vested and Unvested	—

Other Termination	Forfeit Unvested	90 days from Date of Termination

Change in Control	Accelerated (2)	Accelerated (2)

(1) Options granted under the 2002 Non-employee Director Option Plan will continue to vest and be exercisable for 12 months following the termination.

(2) The Board of Directors may, at its discretion, amend vesting rights including additional grant additional shares in case of mergers or reorganizations for anti-dilution purposes.

The vesting of certain of our named executive officers’ stock options may be accelerated pursuant to the terms of their employment agreements in certain termination and/or change in control events. These terms are more fully described in “—Employment Agreements” and “—Potential Payments upon Termination or Change in Control.”

Executive Benefits and Perquisites

We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) savings plan. We do not match employee contributions under our 401(k) plan. Participation in general health and welfare benefits and the 401(k) plan are voluntary and are available to all eligible employees of the company.  We provide these benefits to provide an additional incentive for our executives and to remain competitive in the general marketplace for executive talent. For the last completed fiscal year, perquisites other than general health and welfare benefits consisted of car payment reimbursements provided to John Kang, our chairman of the board, CK Cho, our former director, and Larry Buffington, our chief executive officer and president.

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers of the company during the year ended December 31, 2008: (i) Larry Buffington, our president and chief executive officer; (ii) Tony Chung, our chief financial officer; (iii) John Kang, our chairman of the board, which persons are our principal executive officer, principal financial officer, and our most highly compensated executive whose total compensation exceeded $200,000 other than our principal executive officer, who were serving as executive officers at December 31, 2008.  These persons are hereafter referred to as our “named executive officers.”  The identification of such named executive officers is determined based on the individual’s total compensation for the year ended December 31, 2008, as reported below in the Summary Compensation Table.

Summary Compensation Table

The following table sets forth for each of the named executive officers: (i) the dollar value of base salary and bonus earned during the year ended December 31, 2008; (ii) the aggregate grant date fair value of stock and option awards granted during the year, computed in accordance with SFAS 123 (R); (iii) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (iv) the change in pension value and non-qualified deferred compensation earnings during the year; (v) all other compensation for the year; and, finally, (vi) the dollar value of total compensation for the year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total

Larry Buffington	2008	$250,000	—	—	—	—	—	$9,600	(2)	$259,600
	2007	$250,000	—	—	$161,171	—	—	—		$411,171

Tony Chung	2008	$12,500	—	—	$9,027	—	—	—		$21,527
	2007	—	—	—	—	—	—	—		—

John Kang	2008	$300,000	—	—	—	—	—	$14,163	(2)	$314,163
	2007	$300,000	—	—	$161,171	—	—	$13,110	(2)	$474,281

Ricardo Salas	2008	$20,000	—	—	—	—	—	$220,000	(3)	$240,000
	2007	—	—	—	—	—	—	$180,000	(4)	$180,00

(1)	Amount represents the fair value of stock options granted in 2008 under SFAS 123(R).

(2)	Amount represents automobile lease payments and use of a company car.

(3)	Amount represents compensation earned for consulting services provided to the company from January 2008 through November 2008.

(4)	Amount represents compensation earned for consulting services provided to the company from January 2007 through December 2007.

For a description of the material terms of employment agreements with our named executive officers, see “—Employment Agreements.”

Grants of Plan-based Awards

The following table sets forth information regarding all incentive plan awards that were made to the named executive officers during 2008, including incentive plan awards (equity-based and non-equity based) and other planned-based awards.  Disclosure on a separate line item is provided for each grant of an award made to a named executive officer during the year.  The information supplements the dollar value disclosure of stock, option and non-stock awards in the Summary Compensation Table by providing additional details about such awards.  Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by SFAS 123(R).  Non-equity incentive plan awards are awards that are not subject to SFAS 123(R) and are intended to serve as an incentive for performance to occur over a specified period.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards

Larry Buffington	—	—	—	—	—	—	—	—	—	—

Tony Chung	12/01/08	—	—	—	—	—	—	—	200,000	$0.086

John Kang	—	—	—	—	—	—	—	—	—	—

Ricardo Salas	—	—	—	—	—	—	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2008, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Vesting Commencement Date		Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Larry Buffington	100,000	400,000	—	$0.772	09/19/2017	09/20/2008	(1)	—	—	—	—

Tony Chung	—	200,000	—	$0.086	11/30/2018	12/01/2009	(1)	—	—	—	—

	21,505	—	—	$4.650	12/30/2010	12/31/2000	(2)
John Kang	1,591,399	—	—	$4.650	12/30/2010	12/31/2000	(2)	—	—	—	—
	30,000	20,000	—	$2.326	12/31/2014	01/01/2006	(1)
	596	1,192	—	$0.772	09/19/2017	09/20/2008	(1)
	99,404	398,808	—	$0.772	09/19/2017	09/20/2008	(1)

Ricardo Salas	—	—	—	—	—	—		—	—	—	—

(1)                                  The shares underlying this option vest 20% per year starting with the vesting commencement date and thereafter.

(2)           The shares underlying this option vest 100% immediately on grant date.

Option Exercises and Stock Vested

There were no exercise of stock options and vesting of restricted stock during 2008.

Employment Agreements

We have entered into the following employment agreements with the named executive officers identified above.

Larry Buffington. On October 8, 2006 we elected Larry Buffington as our President and Chief Executive Officer who received an initial base salary of $200,000 for serving as President and Chief Executive Officer of our company.  Effective January 1, 2007, the Compensation Committee approved an increase in the base salary to $250,000.  On July 24, 2007, we transferred substantially all of the assets of its Liquidmetal alloy industrial coatings business to a newly formed, newly capitalized subsidiary named Liquidmetal Coatings, LLC, a Delaware limited liability company (“LMC”), and LMC assumed substantially all of the liabilities of the coatings business, in which we hold a 69.25% ownership interest.  In conjunction to the transfer, LMC entered into an employment agreement with Mr. Buffington as its President and Chief Executive Officer.  The employment agreement has an initial 5-year term (“Initial Term”), provides for an annual base salary of $250,000 per year with an opportunity for an annual performance bonus of up to 50% of his salary based on meeting certain target goals.  In addition, Mr. Buffington has a 10% ownership in LMC which vests evenly over five years.  Mr. Buffington’s employment will terminate upon the earlier of his death, resignation, disability, or termination by the board of directors for any reason, provided that if his employment is terminated without cause, he will continue to receive the Employee’s base salary (as then in effect) through the later of one year after the date of the termination or the end of the Initial Term.  He will also forfeit the unvested portion of his interest in LMC if he terminates prior to the completion of his five years of employment with LMC.

John Kang. On December 31, 2000, we entered into an employment agreement with John Kang that, as amended, provides for his employment as our Chief Executive Officer and President, and on August 22, 2003, Mr. Kang was named Chairman of our Board of Directors. On December 30, 2005, Mr. Kang ceased to serve as our President and Chief Executive Officer, and Mr. Kang’s employment agreement has an expiration date of December 31, 2005, although the agreement automatically renews on a year-to-year basis until Mr. Kang resigns or his employment is terminated by us with or without cause. Mr. Kang receives an annual base salary equal to $300,000 per year, and his employment will terminate upon the earlier of his death, resignation, disability, or termination by the board of directors for any reason. If we terminate Mr. Kang’s employment without cause, or if Mr. Kang terminates his own employment upon a change of control of our company or for other good reason, as defined in the agreement, we are responsible for paying Mr. Kang a lump-sum cash payment equal to 200% of Mr. Kang’s annual base salary plus the average cash bonus during the two full fiscal years immediately preceding the termination. Pursuant to the agreement, Mr. Kang was issued options to purchase 1,612,904 shares of our common stock at an exercise price of $4.65 per share. The options expire on December 31, 2010 and vested immediately upon grant. In addition, Mr. Kang is prohibited, during his employment with us and for one year after he is no longer employed by us, from soliciting any of our employees or competing with us in any manner.

Tony Chung, who was elected as our Chief Financial Officer on December 1, 2008, receives an initial base salary of $150,000.  In connection with the commencement of his employment, Mr. Chung was granted an option to purchase up to 200,000 shares of Company common stock under the Company’s 2002 Equity Incentive plan. The option was granted at an exercise price equal to $0.09 per share, which was the fair market value of the Company’s common stock on the option grant date, and the option vests to the extent of 40,000 shares on each anniversary of the option grant date beginning in 2009.  We and Mr. Chung have not entered into an employment agreement relating to Mr. Chung’s employment with us, but we may determine to do so in the future.

Ricardo Salas, who previously served as our Chief Executive Officer and President from December 30, 2005 through October 8, 2006, began serving as our Executive Vice President on December 1, 2008.  Mr. Salas will receive an initial base salary of $240,000.   We and Mr. Salas have not entered into an employment agreement relating to Mr. Salas’ employment with us, but we may determine to do so in the future.

401(k) Savings Plan

We have adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers all of our employees. Pursuant to our 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by up to 15% of their taxable compensation or of the statutorily prescribed annual limit, whichever is lower, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits us, in our sole discretion, to make additional employer contributions to the 401(k) plan. However, we do not currently make employer contributions to the 401(k) plan and may not do so in the future. As such, contributions by employees or by us to the 401(k) plan, and the income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and we can deduct our contributions, if any, at the time they are made.

Pension Benefits

We do not sponsor any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not maintain any non-qualified defined contribution or deferred compensation plans. The compensation committee, which is comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the compensation committee determines that doing so is in our best interests. We sponsor a tax qualified defined contribution 401(k) savings plan.

Potential Payments upon Termination or Change in Control

Potential payments payable to our executive officers upon termination of employment following a change in control of us is discussed under “—Employment Agreements”. The compensation committee of our board of directors may, at their discretion, amend or add benefits to these arrangements as they deem advisable.

The table below presents estimate presents estimates of the amounts of compensation payable to each named executive officer upon a change in control and termination of the executive.  The amounts shown assume that such a change in control and termination were both effective as of December 31, 2008.  The actual amounts to be paid can only be determined at the time of a change in control or executive’s termination.

	Larry Buffington		John Kang		Tony Chung		Ricardo Salas
Benefit	Change in Control	Termination	Change in Control	Termination	Change in Control	Termination	Change in Control	Termination

UNEARNED COMPENSATION (payment contingent on termination)
Cash Severance (a)	—	$896,000	$600,000	$600,000	—	—	—	—
Equity
Unexercisable Options	—	—	—	—	—	—	—	—
Benefits
Health	—	$11,593	—	—	—	—	—	—
Total	—	$907,593	$600,000	$600,000	—	—	—	—

(a)          For Mr. Buffington, reflects approximately 3.6 times his annual base pay for a termination.  Mr. Buffington will receive annual base salary through the later of one year or his initial 5 year term.  For Mr. Kang, reflects two times his annual base pay for a change of control or termination.

Director Compensation

The following table sets forth information regarding the compensation received by each of our directors during the year ended December 31, 2008;

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total

John Kang	—	—	—	(2)	—	—	—		—

William Johnson (9)	—	—	$2,904	(3)	—	—	$60,000	(8)	$62,904

Dean Tanella (9)	$75,000	—	$8,712	(4)	—	—	—		$83,712

Robert Biehl	$47,500	—	$62,638	(5)	—	—	—		$110,138

CK Cho (9)	$40,000	—	$2,904	(6)	—	—	$8,995		$51,899

Patrick Caruana (9)	$10,000	—	$2,904	(7)	—	—	—		$12,904

(1)	Amounts represent the fair value of stock options granted in 2008 under SFAS 123(R).

(2)	2,162,904 shares of options were outstanding as of December 31, 2008.

(3)	90,000 shares of options were outstanding as of December 31, 2008.

(4)	150,000 shares of options were outstanding as of December 31, 2008.

(5)	308,031 shares of options were outstanding as of December 31, 2008. Amount includes fair value of stock options issued for consulting services provided during 2008 totaling $59,734 .

(6)	80,000 shares of options were outstanding as of December 31, 2008.

(7)	70,000 shares of options were outstanding as of December 31, 2008.

(8)	Amount represents amount incurred for consulting services provided during 2008.

(9)

Messrs. Johnson and Caruana resigned as directors of our company effective March 31, 2009. Messrs. Cho and Tanella resigned as directors of our company effective April 30, 2009.  The resignations were not the result of any disagreement with the Company known to an executive officer of the Company on any matter relating to the Company’s operations, policies, or practices.

Our non-employee directors receive an annual fee of $10,000 for their service to our board and are reimbursed for expenses incurred in attending board and committee meetings.

We also have a 2002 Non-employee Director Stock Option Plan pursuant to which our non-employee directors are entitled to receive stock options.  Under this plan, when a director is first elected or appointed to our board of directors, the non-employee director is entitled to receive an initial stock option grant to purchase 10,000 shares of our common stock.  Thereafter, on the first business day of January of each year in which the director continues to serve as a member of our board, the director is entitled to an annual stock option grant to purchase 10,000 shares of our common stock.  All options granted under the plan have an exercise price equal to the fair market value of our common stock on the date of the grant.  These stock options have a 10-year term, vest, and are exercisable pursuant to an equal 5-year vesting schedule, and remain exercisable for certain periods of time after a person is no longer a director.

No director who is an employee will receive separate compensation for services rendered as a director.  However, our employee directors are eligible to participate in our 2002 Equity Incentive Plan.

Compensation Committee Report

The compensation committee of the board of directors has reviewed and discussed the above Compensation Discussion & Analysis with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion & Analysis be included in this proxy statement.

Robert Biehl, Remaining Compensation Committee Member

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

We are a party to a consulting agreement with William Johnson, a former director of our company, on a month-to-month basis starting from 2005.  During each of the years ended December 31, 2008, 2007 and 2006, the Company incurred approximately $0.1 million consulting fees from Mr. Johnson.

Soo Buchanan, the sister of John Kang, our Chairman of the Board, provides services us a consultant.  During the years ended December 31, 2008, 2007 and 2006, we incurred approximately $0.1 million, $0 and $0, respectively, for her services as a consultant.  Additionally, Otis Buchanan, the husband of Ms. Buchanan, was employed by us and was paid aggregate compensation of approximately $0.1 million during each of the years ended December 31, 2008, 2007 and 2006.

On December 23, 2008, John Kang advanced us $0.2 million to be used to repay our company’s outstanding borrowings made under the Factoring, Loan and Security Agreement (the “Factoring Agreement”), dated April 21, 2005, with a financing company.  Further, Mr. Kang entered into a Continuing Guarantee Agreement, dated January 5, 2009, with the financing company to personally guarantee repayment of the outstanding borrowings made under the Factoring Agreement.  Subsequently in January 2009, the $0.2 million advance was offset with $0.2 million outstanding receivable from Mr. Kang arising from liabilities incurred from certain stock transactions in August 2002.

As of December 31, 2008 and 2007, CK Cho, a former member of our Board of Directors, held approximately $0.5 million of the convertible subordinated notes and held 305,918 exercisable warrants for both periods.

As of December 31, 2008 and 2007, Ricardo Salas, our former Chief Executive Officer, held approximately $0.4 million of the convertible unsecured subordinated notes and approximately $0.3 million of the unsecured subordinated notes.  He also held a total of 377,691 of exercisable warrants as of December 31, 2008 and 2007.

On June 1, 2007, we entered into a transaction with Grace Metal (currently Liquidmetal Korea Co., Ltd. “LMK”), under which (i) LMK agreed to purchase various equipments (including die casting machines and vacuum induction melters) used in our bulk amorphous alloy business segment and (ii) we granted LMK a 10-year exclusive license to manufacture products made from bulk Liquidmetal alloys for customers whose principal headquarters or whose major operations are located in South Korea.  LMK was formed by an investor group that includes the former director and officer of our company, James Kang, who is also the brother of John Kang, our Chairman of the Board.  Under an equipment purchase agreement between us and LMK, LMK agreed to buy the purchased equipment for a total purchase price of $2.0 million, of which $0.8 million were received as of December 31, 2008.  The equipment purchase agreement provides that delivery of the equipment can be delayed to accommodate our continuing manufacturing needs, and it also provides that we will retain a security interest in the purchased equipment until full payment of the purchase price.

In consideration of the license agreement with LMK, we will be entitled to royalty of 10% of LMK’s net sales of licensed products (unless LMK’s margin on the products falls below specified levels, in which case a new royalty will be negotiated in good faith).  Effective June 1, 2008, the royalty rate was adjusted to 5%.  The agreement provides that we may convert the license to a non-exclusive in the event that the net sales in the second year of the contract or thereafter are not sufficient to result in royalties of $0.5 million or more per year.  The agreement also provides that LMK will be required to purchase all alloy feedstock from us, and we will have the right to continue to manufacture Liquidmetal alloy products for South Korean customers until all purchased equipment has been commissioned.

Additionally, effective June 1, 2007, we discontinued our post-processing operation in Weihai, China and transferred the manufacturing staff and equipment in Weihai to LMK under an amendment to the equipment purchase agreement with LMK.  Further, we transferred certain of our manufacturing staff from its South Korean plant to LMK.  As a result, LMK assumed $0.4 million of accrued severance liability for the transferred employees.  The equipment purchase agreement and the transfer agreement regarding our Weihai operations resulted in a total net gain of $0.2 million, which is recorded as other income during the year ended December 31, 2007.

We purchased production supplies and outsourced production of certain bulk alloy production with LMK, Lead Metal, and SDM, which are controlled by James Kang, a former director and officer of our company and the brother of our current Chairman of the Board.  In June 2008, we began sharing the use of our manufacturing facility and production equipment in Pyongtaek, South Korea, with LMK as we began significant outsourcing of our bulk alloy parts production. We incurred expenses for purchase of production supplies and outsourcing fees of $2.1 million, $0.7 million and $0.5 million during the years ended December 31, 2008, 2007 and 2006, respectively.  We recognized revenue from sales of raw materials and royalties for a total of $2.0 million and $3.4 million during the years ended December 31, 2008 and 2007, respectively.  Approximately, $0.2 million and $0.4 million is included in accounts receivables as of December 31, 2008 and 2007, respectively for outstanding trade receivables due.

Effective October 20, 2006, James Kang began providing services us as a consultant, which would have continued through December 31, 2009.  On December 31, 2007, the terms of the consulting agreement were accelerated whereby the remaining two years of Mr. Kang’s consulting fees were settled for $435.

In December 2007, we entered into agreements with two holders of our convertible subordinated notes (the “January 2010 Notes”) and LMK, a South Korean company formed by investor groups including our former director and officer of our company, James Kang, and the two former noteholders, whereby LMK would assume the liabilities due under the January 2010 Notes, including principal, interest, and fees due by our company to the two noteholders totaling $0.4 million and we released obligations due from LMK for outstanding trade accounts receivables.  In connection with the assumption of the liabilities by LMK, warrants to purchase 179,620 shares of our common stock held by the holders were cancelled.

We believe that each of the foregoing transactions was consummated on terms at least as favorable to us as we would expect to negotiate with unrelated third parties.

Review, Approval or Ratification of Transactions with Related Persons

Our policy is to require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters, be reviewed and approved or ratified by our Audit Committee.  Our Audit Committee has not adopted procedures for review of, or standards for approval of, these transactions, but instead reviews such transactions on a case by case basis.  Our policy is to require that all compensation-related matters be recommended for board approval by our Compensation Committee.  During the last fiscal year, no transactions with a related party have occurred that required a waiver of this policy nor have any transactions with a related party occurred in which we did not follow this policy.

INDEPENDENT PUBLIC ACCOUNTANTS

Choi, Kim & Park, LLP (“CKP”) served as our independent public accountants during the year ended December 31, 2008.  In addition, CKP has been selected to serve as our independent public accountants for the 2009 fiscal year.  We expect that representatives of CKP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

CKP Fees for 2007 and 2008:

The following table summarizes the aggregate fees billed to the Company by Choi, Kim & Park, LLP for professional services:

Fees	2007	2008
Audit Fees (1)	$406,000	$297,000

(1) Audit Fees.

Fees for audit services billed in 2008 consisted of:

•                  Audit of the Company’s financial statements for 2007;

•                  Review of the Company’s quarterly financial statements for 2008;

•                  Review of the Company’s internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 for 2007;

Fees for audit services billed in 2007 consisted of:

•                  Audit of the Company’s financial statements for 2006;

•                  Review of the Company’s quarterly financial statements for 2007;

•                  Review of the Company’s internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 for 2007;

•                  Review of the Company’s S-1 filing for 2007.

Audit Committee Pre-Approval Policies

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent public accountants on a case-by-case basis.  Our Audit Committee approved 100% of the services performed by CKP in 2007 and 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has:

(1)   reviewed and discussed the Company’s audited financial statements with management;

(2)   discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended; and

(3)          received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions described above, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Robert Biehl, Remaining Audit Committee Member

STOCKHOLDER PROPOSALS

Procedure for Submitting Stockholder Proposals

All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be sent to the attention of the Secretary of our company at 30452 Esperanza, Rancho Santa Margarita, California 92688.  Any such notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our company’s books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the class and number of shares of the company which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by the Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Deadline for Receipt of Stockholder Proposals

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission.  Any proposal which an eligible stockholder desires to have included in our proxy statement and presented at the 2010 annual meeting of stockholders will be included in our proxy statement and related proxy card if it is received by us a reasonable time before we begin to print and send our proxy materials and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.

Other deadlines apply to the submission of stockholder proposals for the 2010 annual meeting that are not required to be included in our proxy statement under Securities and Exchange Commission rules. With respect to these stockholder proposals for the 2010 annual meeting, our bylaws provide certain requirements for advance notification by stockholders of business to be conducted at annual meetings but not necessarily included in our proxy statement. In order to be timely, a stockholder’s notice must be delivered to or mailed and received in writing by our Secretary at our principal executive offices not less than 120 days prior to the date of the meeting. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

OTHER MATTERS

If any other matters properly come before the annual meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

Larry Buffington
President and Chief Executive Officer

June [   ], 2009

LIQUIDMETAL® TECHNOLOGIES INC.

Proxy Solicited On Behalf Of the Board of Directors

For The Annual Meeting of Stockholders To Be

Held July 14th, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 3.

The undersigned hereby appoints John Kang and Larry Buffington (or either of them) his/her true and lawful agent and proxy with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders (and all adjournments or postponements thereof) to be held in the Meeting Room of the Courtyard Marriott, 27492 Portola Parkway, Foothill Ranch, California, on Tuesday, July 14th at 9:00 a.m., P.S.T. on all matters coming before the meeting.

It is important that you vote, sign, date and return your proxy as soon as possible, whether or not you plan on attending the meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

Liquidmetal® Technologies Inc.

July 14, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” Items 1, 2, and 3

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Amend our Certificate of Incorporation to increase our authorized shares of common stock.	☐ For	☐ Against	☐ Abstain

2.

Amend our Certificate of Incorporation to provide for the establishment of a five-member board of directors, the election of directors by a class vote, and the voting of our Class A Preferred Stock on an as-converted basis together with the common stock as a single class.

		☐ For	☐ Against	☐ Abstain
3.	Election of Directors.
NOMINEES:
	Abdi Mahamedi	☐ For	☐ Against	☐ Abstain
	William Scott Jr. Ph.D	☐ For	☐ Against	☐ Abstain
	John Kang	☐ For	☐ Against	☐ Abstain
	Robert Biehl	☐ For	☐ Against	☐ Abstain
	Iraj Azarm	☐ For	☐ Against	☐ Abstain

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Please mark, sign, date and return this proxy. When properly completed, it will be voted exactly as you instruct. If you sign and return this proxy, without otherwise completing it, your shares will be voted FOR the proposal.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:       Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.